STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                                  EXHIBIT 11.5

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                  2005               2004
                                           ----------------    ---------------
Basic earnings (loss):

Net loss                                   $     (4,868,854)   $       (280,482)
                                           ================    ================

Shares:
Weighted common shares outstanding               31,455,217          30,509,700
                                           ================    ================

Basic and diluted loss per share           $          (0.15)   $          (0.01)
                                           ================    ================